Archrock Announces Changes to Board of Directors

HOUSTON, January 20, 2021 (GLOBE NEWSWIRE) -- Archrock, Inc. (NYSE:AROC) (“Archrock” or the “Company”) today announced that, on January 20, 2021, Wendell R. Brooks notified the Company of his retirement from the Company’s Board of Directors (the “Board”).  Mr. Brooks has served on the Board since 2015, including as a member of the audit and compensation committees.

On January 20, 2021, the Board appointed Leonard W. Mallett to fill the vacant Board seat resulting from Mr. Brooks’s retirement, effective immediately.  Mr. Mallett will serve as a member of the compensation committee of the Board.

From December 2015 until his retirement in October 2020, Mr. Mallett served as Executive Vice President and Chief Operations Officer of Summit Midstream Partners, LP.  In addition, from February to September 2019, he served as Summit’s Interim Chief Executive Officer.  From 2006 to 2015, Mr. Mallett served in various roles at Enterprise Products Partners L.P., including Senior Vice President, Engineering, and as Senior Vice President of Environmental, Health and Safety.  Mr. Mallett also served in multiple operating roles with TEPPCO Partners, L.P. from 1979 through 2006.

Commenting on the changes in Board membership, Gordon Hall, Chairman of the Board of Archrock remarked, “We have benefitted significantly from Wendell’s experience and leadership in the oil and gas industry.  He will be greatly missed and we wish him well in his future endeavors.  At the same time, we are fortunate to add Leonard to our Board.  He brings significant operating experience in the midstream space and I am confident he will be an excellent addition to Archrock’s Board.”

About Archrock

Archrock is an energy infrastructure company with a pure-play focus on midstream natural gas compression.  Archrock is the leading provider of natural gas compression services to customers in the oil and natural gas industry throughout the U.S. and a leading supplier of aftermarket services to customers that own compression equipment in the U.S. Archrock is headquartered in Houston, Texas. For more information, please visit www.archrock.com.

For information, contact:

Megan Repine

Vice President, Investor Relations

(281) 836-8360

investor.relations@archrock.com